Exhibit 99.1

   NEOMAGIC(R) CORPORATION ANNOUNCES RESIGNATION OF PRAKASH AGARWAL AND NAMES
                                     NEW CEO

     SANTA CLARA, Calif., April 22 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), a pioneer in Applications Processors for multimedia-rich mobile phones and other wireless handheld systems, today announced that NeoMagic's co-founder, Prakash Agarwal, has resigned as President, CEO and board member. "I have had a great 12 years at NeoMagic and enjoyed working with so many outstanding people. It is time for me to move on and pursue other personal and business interests," stated Prakash Agarwal.

     The Company has named Doug Young as its new President and CEO and the Board of Directors has appointed Mr. Young as a board member. Mr. Young had been the Company's Vice President of Worldwide Sales. Prior to joining NeoMagic, Mr. Young was Senior Vice President of Worldwide Sales at Planetweb, Inc., a provider of embedded multimedia application and browser software for consumer electronics devices. At Planetweb, Mr. Young worked with customers such as Samsung, Sharp, Philips and other large consumer electronics companies.

     Mr. Young has more than 25 years experience working for companies such as IBM, Storage Technology Corporation, Unilease Computer Corporation, Data General and Hitachi Data Systems. He has worked in hardware and software sales, and he was President and CEO of a computer and satellite leasing company. Mr. Young has a Bachelors of Arts Degree from Princeton University and a Masters Degree in Business Administration from The Stern School of Business at New York University.

     About NeoMagic
     NeoMagic Corporation, based in Santa Clara, California, enables new generations of handheld systems with its Applications Processors that are designed to offer the lowest power, smallest form-factor and best multimedia features and performance. The company is a pioneer in the integration of complex logic, memory and analog circuits into single-chip solutions. Information on the company may be found on the World Wide Web at www.neomagic.com.

     NOTE: NeoMagic, and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

SOURCE  NeoMagic Corporation
     -0-                             04/22/2005
     /CONTACT: Scott Sullinger, Chief Financial Officer of NeoMagic Corporation, +1-408-0486-3879/
     /Web site:  http://www.neomagic.com /